Exhibit 10.1
BAXTER INTERNATIONAL INC.
Non-Employee Director Compensation Plan
(As amended and restated effective January 1, 2009)
Terms and Conditions
1.	Purpose

This Non-Employee Director Compensation Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”). This Plan is adopted pursuant to the Baxter International Inc. 2003 Incentive Compensation Program (the “Program”), for the purposes stated in the Program. Capitalized terms defined in the Program that are used without being defined in the Plan will have the same meaning as in the Program.

2.	Participants

Each member of the Board who is not an employee of Baxter or any of its subsidiaries shall participate in the Plan (a “Participant”).

3.	Restricted Stock Units
3.1	On the date of Baxter’s annual meeting of stockholders (the “Annual Meeting”) in each year beginning with the Annual Meeting held in May 2007, and subject to availability of shares of Common Stock under the Program, each Participant upon completion of the Annual Meeting shall, automatically and without necessity of any action by the Board or any committee thereof, receive the number of Restricted Stock Units equal to the quotient of (A) $65,000 divided by (B) the Fair Market Value of a share of Common Stock on the date of grant (rounded to the nearest whole number which is a multiple of ten) (the “Annual Restricted Stock Unit Grant Amount”).

3.2	Each Participant elected or appointed on a date other than the date of an Annual Meeting shall, on the date of such election or appointment and automatically and without necessity of any action by the Board or any committee thereof, receive the number of Restricted Stock Units equal to the product of (A) the Annual Restricted Stock Unit Grant Amount (as defined in Section 3.1, subject to adjustment in accordance with the Program) for the Restricted Stock Units awarded on the date of the immediately preceding Annual Meeting, multiplied by (B) the quotient of (i) the number of full calendar months before the next Annual Meeting divided by (ii) 12 (rounded to the nearest whole number which is a multiple of ten). The number of Restricted Stock Units granted under this Section 3.2 shall not exceed the number available under the Program on the date of grant.

3.3	Restricted Stock Units may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, whether voluntarily, involuntarily or by operation of law.

3.4	Subject to Section 11.10 of the Program and except as expressly provided in Sections 3.6 and 3.7, all Restricted Stock Units shall vest on the date of and immediately prior to the next Annual Meeting following the date of grant.

3.5	Except as provided in Sections 3.6 and 3.7, if a Participant ceases service as a member of the Board before his or her Restricted Stock Units vest, the Participant will forfeit his or her unvested Restricted Stock Units immediately upon ceasing service as a member of the Board.

3.6	If a Participant dies while serving as a member of the Board, his or her unvested Restricted Stock Units will not be forfeited and will be fully vested immediately.

3.7	If a Participant becomes disabled and unable to continue service as a member of the Board, his or her Restricted Stock Units will not be forfeited and will, when the Participant ceases to serve as member of the Board, be fully vested.

3.8	No Participant receiving Restricted Stock Units shall have the rights of a stockholder with respect to those shares of Common Stock underlying the Restricted Stock Units. Participants shall not be permitted to vote the Restricted Stock Units. Participants shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of Common Stock to the same extent as if each Restricted Stock Unit was a share of Common Stock, and those shares were not subject to the restrictions imposed by this Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to the record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock Units. Cash dividend and distribution equivalents paid on those shares of Common Stock underlying the Restricted Stock Units pursuant hereto shall be reinvested in additional Restricted Stock Units.

3.9	Participants shall be eligible to defer payment and taxation of those shares of Common Stock underlying the Restricted Stock Units otherwise payable under this Section 3 pursuant to the terms and conditions of the Baxter Non-Employee Director Deferred Compensation Plan.

3.10	If requested by Baxter, each Participant receiving Restricted Stock Units shall enter into an agreement with Baxter incorporating the terms and conditions of this Plan. Subject to the terms of the Program, after the Restricted Stock Units vest, shares of Common Stock free and clear of all restrictions will be delivered to the Participant (or to the Participant’s legal representative, beneficiary or heir).
4.	Stock Options
4.1	On the date of Baxter’s Annual Meeting in each year beginning with the Annual Meeting on May 6, 2003, and subject to availability of shares of Common Stock under the Program, upon completion of the Annual Meeting each Participant shall be granted Stock Options having a value equal to $65,000, to be determined by the Board or the Compensation Committee of the Board (the “Committee”) based on a Black-Scholes or other option valuation model in the discretion of the Board or the Committee (rounded to the nearest whole number which is a multiple of ten) (the “Annual Stock Option Grant Amount”).

4.2	Each Participant elected or appointed on a date other than the date of an Annual Meeting shall, on the date of such election or appointment and automatically and without necessity of any action by the Board or any committee thereof, be granted a Stock Option to purchase that number of shares of Common Stock equal to the product of (A) the Annual Stock Option Grant Amount (as defined in Section 4.1, subject to adjustment in accordance with the Program) for each Stock Option granted on the date of the immediately preceding Annual Meeting, multiplied by (B) the quotient of (i) the number of full calendar months before the next Annual Meeting divided by (ii) 12 (rounded to the nearest whole number which is a multiple of ten). The number of shares of Common Stock subject to any Stock Option granted under this Section 4.2 shall not exceed the number available under the Program on the date of grant.

4.3	The purchase price for each share of Common Stock subject to a Stock Option shall be the Fair Market Value of a share of Common Stock on the date of grant. The terms of each Stock Option will be as set forth in this Plan and the Program. To the extent that any provision of the Plan is inconsistent with the Program, the Program shall control. The Stock Options are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the United States Internal Revenue Code.

4.4	Subject to Section 11.10 of the Program and except as expressly provided in Sections 4.8, 4.9 and 4.10, Stock Options shall first become exercisable on the date of and immediately prior to the next Annual Meeting following the date of grant.

4.5	After a Stock Option becomes exercisable and until it expires, it may be exercised in whole or in part, in the manner specified by the Company. Under no circumstances may a Stock Option be exercised after it has expired. Shares of Common Stock may be used to pay the purchase price for shares of Common Stock to be acquired upon exercise of a Stock Option or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Company.

4.6	Except as provided in Sections 4.8, 4.9 and 4.10, if a Participant ceases service as a member of the Board before his or her Stock Option becomes exercisable, the Stock Option will expire when the Participant ceases service as a member of the Board.

4.7	If a Participant ceases service as a member of the Board after his or her Stock Option becomes exercisable, the Stock Option will not expire but will remain exercisable. Subject to Sections 4.8, 4.9, 4.10 and 4.11, the Stock Option will expire three months after the Participant ceases service as a member of the Board, unless the Participant dies or becomes disabled during such three month period in which case the Stock Option will expire on the first anniversary of the date the Participant ceased serving as a member of the Board.

4.8	If a Participant dies while serving as a member of the Board, his or her Stock Option will not expire and will remain, or immediately become, fully exercisable, as the case may be. Subject to Sections 4.10 and 4.11, the Stock Option will expire on the first anniversary of the Participant’s death.

4.9	If a Participant becomes disabled and unable to continue service as a member of the Board, his or her Stock Option will not expire and will remain, or when the Participant ceases to serve as member of the Board become, fully exercisable, as the case may be. Subject to Sections 4.10 and 4.11, the Stock Option will expire on the first anniversary of the date the Participant ceases service as a member of the Board.

4.10	If a Participant who has served as a member of the Board for a continuous period of at least ten years or who is at least 72 years of age ceases to serve as a member of the Board (including without limitation by reason of death or disability), his or her Stock Option will not expire and will remain, or when the Participant ceases to serve as member of the Board become, fully exercisable, as the case may be. Subject to Section 4.11, the Stock Option will expire on the fifth anniversary of the date the Participant ceases service as a member of the Board.

4.11	Stock Options that have not previously expired will expire at the close of business on the tenth anniversary of the date of grant. If a Stock Option would expire on a date that is not a Business Day, it will expire at the close of business on the last Business Day preceding that date. A “Business Day” is any day on which the Common Stock is traded on the New York Stock Exchange.

4.12	An exercisable Stock Option may only be exercised by the Participant, his or her legal representative, or a person to whom the Participant’s rights in the Stock Option are transferred by will or the laws of descent and distribution or in accordance with rules and procedures established by the Committee.

4.13	The Board or the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Stock Options granted on or after May 4, 2004. Upon the grant of substitute SARs, the related Stock Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SAR shall be equal to the Option Price of the related Stock Option, the term of the substitute SAR shall not exceed the term of the related Stock Option, and the terms and conditions applicable to the substitute SAR shall otherwise be substantially the same as those applicable to the related Stock Option replaced by the substitute SAR.
5.	Cash Compensation
5.1	Baxter shall pay each Participant a meeting fee of $1,500 for each meeting of the Board or any committee thereof attended, and a Participant acting as the chairperson of any meeting of a committee of the Board shall receive an additional $1,500 for each meeting chaired by him or her. Fees shall be paid quarterly in arrears and are payable if the Participant attends in person, by conference telephone, or by any other means permitted by the Delaware General Corporation Law and Baxter’s Bylaws, as amended.

5.2	Baxter shall pay each Participant a total annual cash retainer of $65,000 per calendar year (“Annual Cash Retainer”). Baxter shall pay an additional annual cash retainer of $30,000 per calendar year to the Lead Director (“Lead Director Retainer”). Both the Annual Cash Retainer and Lead Director Retainer shall be paid quarterly in arrears. For purposes of determining the amount of such quarterly payment(s), a Participant and/or the Lead Director must be a member of the Board on or prior to the 15th day of a month in order to be entitled to receive such payment(s) with respect to that month.

5.3	Participants shall be eligible to defer payment of cash compensation otherwise payable under this Section 5 pursuant to the terms and conditions of the Baxter Non-Employee Director Deferred Compensation Plan.
6.	Availability of Shares

If on any grant date, the number of shares of Common Stock which would otherwise be granted in the form of Restricted Stock Units or subject to Stock Options granted under the Plan shall exceed the number of shares of Common Stock then remaining available under the Program, the available shares shall be allocated among the Stock Options and Restricted Stock Units to be granted Participants in proportion to the number of shares subject to Stock Options and Restricted Stock Units that Participants would otherwise be entitled to receive, and allocated evenly between Restricted Stock Units and Stock Options.

7.	General Provisions
7.1	Subject to the limitations contained in Section 11.9 of the Program, the Board or the Committee may, at any time and in any manner, amend, suspend, or terminate the Plan or any Stock Option outstanding under the Plan.

7.2	Participation in the Plan does not give any Participant any right to continue as a member of the Board for any period of time or any right or claim to any benefit unless such right or claim has specifically accrued hereunder.
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Amendment No. 1
to
Baxter International Inc.
Non-Employee Director Compensation Plan
     Effective as of July 27, 2009, subsection 5.1 of the Baxter International Inc. Non-Employee Director Compensation Plan (the “Plan”) is amended to read in its entirety as follows:
5.1	Except as provided in the following sentence, Baxter shall pay each Participant a meeting fee of $1,500 for each meeting of the Board or any committee thereof attended, and a Participant acting as the chairperson of any meeting of a committee of the Board shall receive an additional $1,500 for each meeting chaired by him or her. Baxter shall pay each Participant a meeting fee of $3,000 for each meeting of the Science and Technology Committee attended, and a Participant acting as the chairperson of any meeting of the Science and Technology Committee shall receive an additional $1,500 for each meeting chaired by him or her. Fees shall be paid quarterly in arrears and are payable if the Participant attends in person, by conference telephone, or by any other means permitted by the Delaware General Corporation Law and Baxter’s Bylaws, as amended and restated.